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EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Sirona Dental Systems, Inc.:

        We consent to the incorporation by reference in the registration statements (Nos. 333-142798, 333-140555, 333-106237, 333-83488 and 333-46825) on Form S-8 of Sirona Dental Systems, Inc. (f/k/a Schick Technologies, Inc.) of our reports dated December 7, 2007, with respect to the consolidated balance sheets of Sirona Dental Systems, Inc. and subsidiaries (Successor) as of September 30, 2007 and 2006, and the related consolidated statements of operations, shareholders' equity and comprehensive income (loss), and cash flows for the years ended September 30, 2007 and 2006 and the period from July 1, 2005 to September 30, 2005 (Successor periods), and the consolidated statements of operations, shareholders' equity and comprehensive income (loss), and cash flows of Sirona Dental Systems Beteiligungs- und Verwaltungs GmbH and subsidiaries (Predecessor 2) for the period from October 1, 2004 to June 30, 2005 (Predecessor 2 period) and the effectiveness of internal control over financial reporting as of September 30, 2007, which reports appear in the September 30, 2007, annual report on Form 10-K of Sirona Dental Systems, Inc. Our reports state that the financial information for the periods after the acquisition of Sirona Dental Systems Beteiligungs- und Verwaltungs GmbH described in notes 2 and 5 to the consolidated financial statements is presented on a different cost basis than that for the period before the acquisition and, therefore, is not comparable.

KPMG Deutsche Treuhand-Gesellschaft
Aktiengesellschaft Wirtschaftsprüfungsgesellschaft

Frankfurt, Germany
December 7, 2007

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  EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM